Exhibit 23.5



                     CONSENT OF INDEPENDENT ACCOUNTANTS



     We have issued our report dated August 7, 1997 (except for Note 16 as to which the date is November 26, 1997) accompanying the financial statements of Combined Distribution (Holdings) Limited for the period June 28, 1996 (inception) to April 30, 1997 included in Form 8-K (amendment No. 1 filed on December 12, 1997) of Activision, Inc. which is incorporated by reference in this Registration Statement of Activision, Inc. on Form S-3. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts".



GRANT THORNTON


Central Milton Keynes, United Kingdom
January 6, 1998